Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hormel Foods Corporation 2009 Long-Term Incentive Plan and the Hormel Foods Corporation 2009 Nonemployee Director Deferred Stock Plan of our reports dated December 12, 2008, with respect to the consolidated financial statements of Hormel Foods Corporation and the effectiveness of internal control over financial reporting of Hormel Foods Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 26, 2008, and the financial statement schedule of Hormel Foods Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
October 9, 2009